Exhibit 99.1

ContraVir Pharmaceuticals Provides Corporate Update and

Reports 2017 Financial and Operational Results

Dear Shareholder,

As we conclude our fiscal year 2017, we are pleased to reflect on our accomplishments to date and to share our business strategy moving forward. ContraVir is focused on the quest to create and develop compounds that will lead to a curative combination regimen for hepatitis B virus (HBV) infection. 2017 proved to be a robust year with several regulatory milestones and data read outs, reflecting substantial progress of our HBV programs.

Our liver-targeted lead compound, tenofovir exalidex (TXL™) has demonstrated efficacy and safety in a completed HBV Phase 2 trial. As we continue clinical development of TXL™, we believe there may be further room to optimize the formulation, enabling oral delivery at a lower dose. With our Investigational New Drug (IND)-enabling studies underway, we are aggressively progressing our second HBV compound, CRV431, which is expected to enter the clinic in the second half of 2018.

As ongoing research suggests, combination therapy is expected to be the most promising paradigm in treating chronic HBV. It is our intent to test TXL™ and CRV431 in combination studies. The two compounds have complementary modes of action and have already shown synergy against HBV both in the laboratory, and in an animal model.

Company Highlights & Achievements

•                  A major highlight of fiscal 2017 was the completion of the Phase 2a trial of TXL™ in patients with chronic HBV infection. In this multiple ascending-dose study, TXL™ achieved clinical proof of concept for antiviral activity and displayed an excellent safety, tolerability, and pharmacokinetic profile at doses up to 100mg. Moreover, the antiviral activity of TXL™ was comparable to that of Viread® (tenofovir disoproxil fumarate) dosed at 300mg.

•                  Strong progress has been made in the area of TXL™ formulation optimization. Part 1 of the formulation optimization program has been completed both in humans and animals, demonstrating positive signals. Results from both preclinical and clinical studies have helped us identify a potential lead formulation that is anticipated to deliver greater antiviral activity at lower doses, which will further build upon the safety and tolerability profile already established for TXL™. Final formulation optimization is currently underway, in anticipation of introducing the most appropriate formulation into HBV patients in 2018.

•                  Another highlight in fiscal 2017 was the approval of our IND application for TXL™ in the U.S. for the treatment of chronic HBV. The approval complements an existing open IND for TXL™ for the treatment of human immunodeficiency virus (HIV), enabling ContraVir to conduct development programs in the U.S. for patients co-infected with both HIV and HBV.

•                  ContraVir also received approval of its Clinical Trial Application (CTA) for the formulation optimization program for TXL™ in the UK, as issued by the Medicines & Healthcare Products Regulatory Agency (MHRA). Data from this program will drive the continued clinical development of TXL™ and support the goals of enhanced efficacy at lower doses, potentially delivering greater antiviral potency, while maintaining the low concentrations of circulating tenofovir in the blood necessary to minimize long-term risks of the bone and kidney toxicity, which have been reported with Viread®.

•                  The initiation of dosing of TXL™ in renally-impaired patients in the first U.S. trial was another important milestone for ContraVir. The study will assess the safety and pharmacokinetics (PK) of TXL™ and determine safe dosing of patients with renal co-morbidities in patients suffering from chronic hepatitis B infection.

•                  We initiated our IND-enabling program for CRV431, an HBV-optimized cyclophilin inhibitor and a non-immunosuppressive analog of cyclosporine A (CsA). In various experimental models, CRV431 has shown potential for complementing current HBV treatments by reducing multiple markers of infection. Studies have also demonstrated that CRV431 possesses anti-fibrotic activity, which may further curb progression of liver disease in patients.

•                  The patent estate for CRV431 was further strengthened with the grant of a new U.S. patent for CRV431. This new patent covers a broad collection of cyclophilin inhibitors and expands claims of the original CRV431 patent family. With a patented portfolio of cyclophilin inhibitors, ContraVir intends to pursue additional disease indications and potentially expand beyond the company’s core program in HBV.

•                  On the scientific communications front, ContraVir presented three posters at the annual meeting of the American Association for the Study of Liver Diseases (AASLD) in Washington, D.C., one oral presentation and two posters at The International Liver Congress™ (ILC), the annual meeting of the European Association for the Study of the Liver (EASL) in Amsterdam, The Netherlands, as well as one oral presentation and one poster at the annual meeting of The Asian Pacific Association for the Study of the Liver (APASL) in Shanghai, China.

Decision on Valnivudine™

After comprehensive review of the market opportunity for treatment and prevention of shingles, all of which points to a changing epidemiology of shingles, highlighted by a diminished occurrence of post-herpetic neuralgia (PHN) in patients with shingles, we have decided to discontinue the Phase 3 trial of Valnivudine™, the company’s investigational drug being developed to reduce incidence of PHN. The approval of a second herpes zoster vaccine, along with continued success of Zostavax, is expected to further reduce the incidence of shingles and corresponding numbers of patients with PHN. This decision to discontinue the Phase 3 study also enables us to utilize available capital to further advance our HBV pipeline, where we see a far higher potential return on investment for our shareholders.

2017 Financial Results

As of June 30, 2017, we had $13.0 million in cash, working capital of $10.2 million and no debt. During the twelve months ended June 30, 2017 we incurred a net loss from operations of $21.0 million, primarily due to $19.2 million attributable to research and drug development activities. Our financing activities resulted in successfully raising $24.7 million of capital to continue drug development activities on our portfolio of compounds.

We believe our existing cash and cash equivalents will provide sufficient runway into the second quarter of 2018. We continue to explore licensing and partnership opportunities to build value for our current and future shareholders. As of the filing of our recent Form 10-K, we had 78.0 million shares of common stock outstanding.

Our Outlook for 2018 and Beyond

ContraVir’s achievements in fiscal 2017 have positioned the company for continued success in 2018, and years thereafter. We eagerly anticipate clinical readouts from our ongoing clinical development programs for TXL™ and for CRV431, and look forward to further possible expansion of our pipeline. We remain actively engaged on the business development front, and are focused on bringing the utmost value for ContraVir and our shareholders as we continue to pursue potential collaboration opportunities. Our focus underscores our commitment to finding a cure for HBV and to easing the burden of disease for patients and families affected by infectious diseases. We thank and salute the investigators, clinicians, patients, family members, shareholders and staff members who have contributed to ContraVir’s success thus far, and look forward to sharing additional positive developments with you in the future.

Sincerely,

James Sapirstein
Chief Executive Officer
ContraVir Pharmaceuticals

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028